Exhibit 2.4

                         COMMON STOCK PURCHASE AGREEMENT

                         -------------------------------

This agreement is entered into this 17th day of November, 1998 by and between Milton Besen, (hereinafter referred to as "Seller"), and LCS Golf, Inc., a Delaware Corporation, (hereinafter referred to as "Buyer").

Whereas, Seller owns or controls all (100%) of the common capital stock of Mr. B III, Inc., a Florida Corporation, said shares in total being 100% of the common capital shares of Mr. B III, Inc., and has agreed to sell said shares to Buyer, and,

Whereas, Buyer is desirous of buying the shares so owned by Seller, said sale and purchase to be upon the terms and conditions set forth herein,

NOW, THEREFORE, for mutual consideration set out herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                 PURCHASE PRICE

                                 --------------

1. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller all (100%) of the common capital stock of Mr. B III, Inc. (hereinafter referred to as the "Corporation") such shares constituting all of the issued and outstanding, and authorized and unissued, and treasury shares of the Corporation for a total purchase price of (1) 150,000 transfer restricted common capital shares of the Buyer and (2) $250,000.

1.1 The cash portion of the purchase price (represented by that certain promissory note attached hereto and made a part hereof by reference) shall be payable as follows: (1) $175,000 upon the execution of this agreement and (2) $75,000 on or before January 5, 1999.

1.2 The stock portion of the purchase price shall be delivered as follows; 150,000 shares upon execution of this agreement shall be transferred to the Seller, to be held pursuant to restrictive legend by the Seller for a period of one year from the date of issuance of the shares if the share price of the Buyer is less than $1.00 per share one year from the date of issuance of the shares, so many additional shares shall be paid over to the Seller by the Buyer such that the total amount of shares transferred by the Buyer to the Seller shall be equal to $150,000 based on the then current sales price of the Buyer's shares on the open market. No reduction in shares will be made if the then current sales price exceeds $1.00 per share.

1.3 The parties also agree that Milton Besen and Harriet Besen will remain employed by Mr. B III, Inc. for a period of at least one year, five days per week for the first three months following the date of execution of this agreement, and three days per week thereafter, in order to assist the Buyer with the transition. During this period of employment Milton and Harriet Besen will be compensated at the rate of $500.00 total per week gross. A significant aspect of their work at Mr. B III, Inc. will be training employees, and supervising daily operations.

1.4 The sales price agreed upon herein is based upon the condition of Mr. B III, Inc. on November 5, 1998 and upon a schedule of assets and liabilities of Mr. B III, Inc. as of that date which schedule is attached hereto and made a part hereof as Schedule "A" All of the assets of Mr. B III, Inc. including machinery, equipment, inventory, work in progress, goodwill, company name, accounts receivable, notes receivable, motor vehicles, patents, trademarks, copyrights, service marks, intangibles, and intellectual property, are included in the sale. However, Buyer acknowledges that the "calorie blocker", a product developed and patented by Dr. Robert Besen, is not owned by Mr. B III, Inc. and will not be owned by Buyer's purchase of the capital stock of Mr. B III, Inc., Buyer further acknowledges that Dr. Robert Besen uses office space at the principal place of business of Mr. B III, Inc. and agrees to provide Dr. Robert Besen with 90 days written notice in the event Buyer desires him to vacate the premises.

1.5 Upon execution of this agreement, Seller shall deliver to the attorney for the Buyer (1) 100% of the stock of Mr. B III, Inc., (2) all of the Corporate books and records of Mr. B III, Inc., (3) minutes of Mr. B III, Inc., satisfactory to the Buyer approving the sale, (4) the resignations of all of the Officers and Directors of Mr. B III, Inc. (5) copies or originals of all of the contracts, including all leases, entered into by Mr. B III, Inc., up to the date of closing. The share certificates representing the shares of Mr. B III, Inc. to be sold hereunder shall be duly endorsed so as to make the Buyer or it's designee the sole holder thereof, free and clear of all claims and encumbrances.

                            REPRESENTATIONS OF SELLER

                            -------------------------

2. Seller hereby represents and warrants, to the extent of the facts known to the parties, that, effective this date, the representations listed below are true and correct.

2.1 The common shares of Mr. B III, Inc. sold this agreement will be free from all claims, liens, or other encumbrances, including any claim of Seller in and to the said shares, and Seller has the unqualified right to transfer and dispose of such shares.

2.2 All of the issued and outstanding shares of Mr. B III, Inc. are validly issued, fully-paid and nonassessable. The Seller shall deliver to the Buyer the Corporation's Certificate of Incorporation. Articles of Incorporation and By-laws, along with a Certificate of Good Standing valid as of the date of this agreement.

2.3 To the best of the Seller's knowledge, there are non actions, suits, proceedings or investigations, pending or threatened, in law or in equity, or before any governmental body whatsoever, which may result in any material adverse change in the business, operations, properties or assets, or in the condition, financial or otherwise of Mr. B III, Inc.

2.4 Mr. B III, has complied, to the best knowledge of the Seller, in all material respects with all laws, regulations and orders applicable to Mr. B III, Inc.'s business. Mr. B III, Inc. has no debt, liabilities or obligations of any kind or nature whatsoever, whether contingent or fixed, liquidated or unliquidated which do not appear on Schedule "A". Upon receiving payment hereunder, the Seller shall submit to the Buyer certified minutes appointing such Directors of Mr. B III, Inc. as the Buyer designates, and financial statements of Mr. B III, Inc. current to September 30, 1998.

2.5 The execution and carrying out of this agreement does not violate the corporate charter or By-laws of Mr. B III, Inc., or the laws of the State of Florida.

                            REPRESENTATIONS OF BUYER

                            ------------------------

3. Buyer is purchasing the shares of the Corporation for investment purposes and not with a view toward distribution. Buyer understands that any shares being purchased pursuant to this agreement are restricted shares, as that term is defined in Rule 144 under the Securities Act of 1933 of the United States of America and the certificates evidencing ownership of such shares shall contain restrictive legends, if necessary, to such effect. Buyer has authorized capital stock consisting of 20,000,000 common and no preferred shares, par value $0.01, of which none are in treasury, and 6,250,264 were issued and outstanding as at February 28, 1998, the date of last certified shareholder list. All of the issued and outstanding shares of Buyer are fully paid and nonassessable, validly authorized and issued, and were offered, issued and sold in accordance with applicable Federal and State Law. Buyer's common stock is traded on the NASDAQ OTC Bulletin Board and Buyer will use it's best efforts to maintain that trading status.

The certificate(s) for the shares of the Buyer delivered to the Seller hereunder shall bear on their face the following restrictive legend:

      "No sale, offer to sell or transfer of the shares represented by this certificate shall be made unless a registration statement under the Securities Act of 1933, as amended, with respect to such shares is then in effect or an exemption from the registration requirements of such Act is then in fact applicable to such shares."

                               GENERAL PROVISIONS

                               ------------------

4. Certain documents may be delivered subsequent to the date of this agreement upon the mutual agreement of the parties hereto. Stock certificates, duly endorsed in blank, shall be provided to the Buyer and Seller at the execution of this agreement.

4.1 Any failure on the part of any party hereto comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

4.2 Any and all disputes and differences between and among the parties with respect to the construction or performance of this agreement shall be resolved by arbitration before a one-arbitrator panel of the American Arbitration Association in Miami, Florida.

4.3 This agreement shall be governed by the laws of the State of Florida except to the extent the laws of the State of Delaware shall apply.

4.4 Milton Besen and Harriet Besen agree not to engage in any business Substantially similar to the business of Mr. B III, Inc. for a period of two years from the date of execution of the agreement within the United States.

4.5 This is the entire agreement of the parties. This agreement supercedes all previous contracts either oral or written before the date of this agreement between the parties. This agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There are no oral promises, conditions, representations, understandings or interpretations of any kind as conditions or inducements to the execution hereof.

4.6 Each party hereto shall bear all expenses, costs and fees incurred or assumed by it in connection with the preparation and execution of this agreement whether or not the sale and purchase herein provided for shall be in fact effectuated.

4.7 The descriptive headings contained in this agreement are inserted for convenience only and are of no force and effect whatsoever.

4.8 For the convenience of the parties, any number of counterparts of this agreement may be executed by any one or more parties hereto and each such executed counterpart shall be and shall be deemed to be an original instrument, and to have the force and effect of an original but all of which shall constitute, and shall be deemed to constitute in the aggregate but one and the same instrument.

4.9 The Buyer and the Seller convenant and agree, each with the other, that any such party hereto shall from time to time execute and deliver all such further instruments or documents and shall take or cause to be taken such further action or actions as may be reasonably deemed necessary in order to carry out the intent and purposes of this agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


BUYER:

/s/
-----------------------------------
LCS GOLF, INC.
by: Dr. Michael D. Mitchell, President


SELLER:

/s/
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Milton Besen


ACCEPTED AND AGREED:


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Harriet Besen